Exhibit 23.1

Payne Smith & Jones, P.C.
Certified Public Accountants

As independent public accountants for Far East Energy Corporation, a Nevada corporation (the "Company"), we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-126994), the Registration Statement on Form S-8 (No. 333-129169), the Registration Statement on Form S-8 (No. 333-134600), the Registration Statement on Form S-3 (No. 333-136032), the Registration Statement on Form S-3 (No. 333-132631), the Registration Statement on Form S-3 (No. 333-129309), the Registration Statement on Form S-8 (No. 333-148361) and the Registration Statement on Form S-8 (No. 333-148363) of our reports dated February 18, 2008 relating to the consolidated financial statements and the financial statement schedule, and the effectiveness of internal control over financial reporting which appears in this Form 10-K.

/s/ Payne Smith & Jones, P.C.
Payne Smith & Jones, P.C.

Dallas, Texas

March 13, 2008